Exhibit 4.1

SECOND AMENDMENT TO RIGHTS AGREEMENT

THIS SECOND AMENDMENT TO RIGHTS AGREEMENT dated as of December 26, 2007 (this “Amendment”), between ELOYALTY CORPORATION, a Delaware corporation (the “Company”), and MELLON INVESTOR SERVICES LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), a New Jersey limited liability company (the “Rights Agent”), to the Rights Agreement, dated as of March 17, 2000 (as amended by the Amendment to Rights Agreement, dated September 24, 2001, the “Rights Agreement”), by and between the Company and the Rights Agent.

WHEREAS, the Company wishes to exercise its right to amend the Rights Agreement pursuant to Section 27 thereof.

Accordingly, the parties hereby agree as follows:

1. Definitions. Each capitalized term defined in the Rights Agreement shall have the same meaning in this Amendment as in the Rights Agreement, unless otherwise provided herein.

2. Amendment. The definition of “Acquiring Person” in Section 1(a) is amended by replacing the last sentence thereof with the following sentence:

Notwithstanding anything in this Section 1(a) to the contrary, none of Sutter Hill Ventures, Sutter Hill Entrepreneurs Fund (AI), L.P., Sutter Hill Entrepreneurs Fund (QP), L.P. and Sutter Hill Associates, L.P. or Tench Coxe, or their respective spouses, Associates, Affiliates, or Subsidiaries (collectively, the “Sutter Hill Persons”), either individually, collectively or in any combination, shall be deemed to be an Acquiring Person; provided that all of the Sutter Hill Persons do not beneficially own, in the aggregate, more than 25% of the shares of Common Stock then outstanding.

3. Rights Agreement. Except as amended hereby, the Rights Agreement shall remain in full force and effect.

4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of Delaware applicable to contracts made and to be performed entirely within such State.

5. Counterparts. This Amendment may be executed in any number of counterparts and each such counterpart shall for all purposes be deemed to an original, and all such counterparts shall together constitute but one and the same instrument.

6. Descriptive Headings. Descriptive headings of the Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

eLOYALTY CORPORATION

By: /S/ Chris Min

Name: Chris Min

Title: Vice President and Chief Financial Officer

MELLON INVESTOR SERVICES LLC

(formerly ChaseMellon Shareholder Services, L.L.C.)

By: /S/ Thomas J. Blatchford

Name: Thomas J. Blatchford

Title: Relationship Manager